Exhibit 99.4

INITIAL PRESS RELEASE, SUBSEQUENTLY

CORRECTED AND REPLACED

Unilife Corporation Announces Financial Results

For the First Quarter of Fiscal Year 2015

York, PA (November 10, 2014) Unilife Corporation (“Unilife” or “Company”) (NASDAQ:UNIS; ASX: UNS), a developer and supplier of injectable drug delivery systems, today announced its financial results for the first quarter of Fiscal Year 2015 ending September 30, 2014.

Recent Highlights

•	In October, Unilife announced the signing of a worldwide Master Services and Commercial Supply Agreement with Sanofi to be the sole provider of cartridge based wearable injectors for all of Sanofi’s applicable large dose volume drugs, excluding insulins, for a minimum of 15 years. Additionally the agreement will allow Sanofi to make Unilife’s wearable injectors available to its partners for use with applicable molecules under joint collaborations.

•	At the end of the first quarter of Fiscal Year 2015, Unilife had 15 active customer programs, an increase of three programs since the end of the prior quarter, across all six of its product platforms.

•	Revenue for the first quarter of Fiscal Year 2015 was $3.4 million. Deferred revenue was $13.6 million, which is expected to be recognized within 24 months.

•	Net cash used in operating activities was $13.1 million for the first quarter of Fiscal Year 2015, an increase of $3.7 million or 39% compared to the same quarter in the prior year, and a $6.9 million decrease or 34% from the fourth quarter of Fiscal Year 2014.

•	Subsequent to the end of the first quarter of Fiscal Year 2015, Unilife received additional cash payments from customers and a total of $20 million from OrbiMed.

During the first quarter of Fiscal Year 2015, Unilife commenced initial commercial sales of the Unifill® syringe utilizing an existing commercial manufacturing line. Commercial sales of other products from the Unifill family, including the Unifill Finesse® and the Unifill Nexus™, are scheduled to commence during the rest of this fiscal year on additional manufacturing lines that are either in the process of being configured or are now operational and in the process of being qualified. Sales of other Unilife products, including wearable injectors, are also scheduled to commence this fiscal year.

Mr. Alan Shortall, Chairman and CEO of Unilife, commented: “Fiscal 2015 is set to be a year of rapid growth in revenue, customers, supply agreements and production capabilities. We look forward to continuing to generate significant growth in revenue via commercial sales, customization fees and upfront payments from a multitude of customers and active programs. In parallel, we expect to increase capital expenditures in response to growing customer demand while moderating our investments in R&D and SG&A. We also look forward to completing a number of additional significant supply agreements.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

“We are on track to generate at least an additional $30 million in cash receipts from customers during the final three quarters of Fiscal Year 2015. There is significant upside potential beyond this range as we look to finalize a number of additional agreements between now and the end of the fiscal year.” Mr. Shortall concluded.

Financial Results for the First Quarter of Fiscal Year 2015

Revenue for the first quarter of Fiscal Year 2015 was $3.4 million, compared to $3.2 million for the same period in the prior year. Deferred revenue was $13.6 million as of September 30, 2014. The Company’s net loss for the first quarter of Fiscal Year 2015 was $20.3 million, or $0.19 per share, compared to a net loss of $11.2 million, or $0.12 per share, for the same period in the prior year. Net cash used in operating activities was $13.1 million for the first quarter of Fiscal Year 2015, an increase of $3.7 million or 39% compared to the same period in the prior year, and a $6.9 million decrease or 34% from the fourth quarter of Fiscal Year 2014.

Adjusted net loss for the first quarter of Fiscal Year 2015 was $13.9 million, or $0.13 per share, compared to $7.1 million or $0.08 per share for the same period in the prior year. Adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization, interest expense and the change in fair value of financial instruments, which is the non-cash adjustment in the Royalty agreement liability with OrbiMed.

Unilife reported $6.3 million in total cash and restricted cash at the end of the first quarter of Fiscal Year 2015. This does not include the receipt of $20.0 million funded by OrbiMed under the Amended Credit Agreement, or other cash receipts generated by customers since September 30, 2014.

Conference Call Information

Management has scheduled a conference call for 4:30 p.m. U.S. EST on Monday, November 10, 2014, (Tuesday, November 11, 2014 at 8:30 a.m. AEDT), to review the Company’s financial results, customer partnerships and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen-only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio of proprietary technologies includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel systems. Each of these innovative and highly differentiated platforms can be customized to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

Non-GAAP Financial Measures

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization, interest expense and the non-cash adjustment in the royalty liability.

Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)

Todd Fromer / Garth Russell	Leigh Salvo	Jeff Carter

KCSA Strategic Communications	Westwicke Partners	Unilife Corporation

P: + 1 212-682-6300	P: + 1 415-513-1281	P: + 61 2 8346 6500

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	September 30, 2014	June 30, 2014
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$4,231	$8,368
Restricted cash	2,088	2,400
Accounts receivable	4,646	1,860
Inventories	147	142
Prepaid expenses and other current assets	880	1,108

Total current assets	11,992	13,878
Property, plant and equipment, net	56,408	54,588
Goodwill	10,987	11,830
Other assets	1,357	1,472

Total assets	$80,744	$81,768

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$6,157	$3,583
Accrued expenses	3,711	3,339
Current portion of long-term debt	591	613
Deferred revenue	1,090	717

Total current liabilities	11,549	8,252
Long-term debt, less current portion	57,322	54,835
Deferred revenue	12,550	12,550

Total liabilities	81,421	75,637

Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of September 30, 2014; none issued or outstanding as of September 30, 2014 and June 30, 2014	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of September 30, 2014; 109,531,507 and 103,617,278 shares issued, and 109,502,837 and 103,558,608 shares outstanding as of September 30, 2014 and June 30, 2014, respectively	1,095	1,036
Additional paid-in-capital	310,399	296,169
Accumulated deficit	(313,993)	(293,731)
Accumulated other comprehensive income	1,962	2,797
Treasury stock, at cost, 28,670 shares as of September 30, 2014 and June 30, 2014	(140)	(140)

Total stockholders’ (deficit) equity	(677)	6,131

Total liabilities and stockholders’ equity(deficit)	$80,744	$81,768

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,
	2014	2013
	(in thousands, except share data)
Revenue	$3,380	$3,187

Research and development	10,976	6,399
Selling, general and administrative	8,200	6,520
Depreciation and amortization	1,100	1,042

Total operating expenses	20,276	13,961

Operating loss	(16,896)	(10,774)
Interest expense	1,109	480
Change in fair value of financial instruments	2,230	—
Other expense (income)	27	(10)

Net loss	$(20,262)	$(11,244)

Net loss per share:
Basic and diluted net loss per share	$(0.19)	$(0.12)

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

UNILIFE CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure

(unaudited)

	Three Months Ended September 30,
	2014	2013
	(in thousands, except share data)
Net loss	$(20,262)	$(11,244)
Share-based compensation expense	1,888	2,636
Depreciation and amortization	1,100	1,042
Interest expense	1,109	480
Change in fair value of financial instruments	2,230	—

Adjusted net loss	$(13,935)	$(7,086)

Adjusted net loss per share – diluted	$(0.13)	$(0.08)

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com